Exhibit 2.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

CONSOL ENERGY INC.

AND

CONSOL MINING CORPORATION

DATED AS OF             , 2017

i

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of            , 2017 (this “Agreement”), is by and between CONSOL Energy Inc., a Delaware corporation (“Parent”), and CONSOL Mining Corporation, a Delaware corporation (“CoalCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that will operate the Coal Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the Coal Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of 100% of the outstanding shares of common stock of CoalCo owned by Parent (the “Distribution”);

WHEREAS, CoalCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, to effectuate the Separation and Distribution, Parent and CoalCo have entered into a Separation and Distribution Agreement, dated as of            , 2017 (the “Separation and Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Separation and Distribution Agreement.

“Action” shall have the meaning set forth in the Separation and Distribution Agreement.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 8.17.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Assets” shall mean Coal Assets and Parent Assets.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences, shutdown, layoff and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies.

“Coal Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Coal Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Coal Liability” shall have the meaning set forth in the Separation and Distribution Agreement, or any of the Liabilities described in Section 2.01(a).

“CoalCo” shall have the meaning set forth in the preamble to this Agreement.

“CoalCo Annual Bonus Plans” shall have the meaning set forth in Section 4.03(a).

“CoalCo Awards” shall mean GasCo Options, CoalCo RSU Awards, CoalCo PSU Awards and CoalCo DSU Awards, collectively.

“CoalCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the CoalCo Group as of or after the Distribution Date.

“CoalCo Board” shall mean the Board of Directors of CoalCo.

“CoalCo DSU Award” shall mean a deferred stock unit award granted by CoalCo pursuant to the CoalCo Equity Plan in accordance with Section 4.02(g).

“CoalCo Equity Plan” shall mean the CONSOL Mining Corporation Omnibus Performance Incentive Plan.

“CoalCo Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“CoalCo Group Employees” shall have the meaning set forth in Section 3.01(a).

“CoalCo HSA” shall have the meaning set forth in Section 7.01(c).

“CoalCo Investment Plan” shall mean the CONSOL Pennsylvania Coal Company Investment Plan.

“CoalCo Nonemployee Director” means each member of the CoalCo Board as of immediately prior to the Effective Time who is not a CoalCo Group Employee.

“CoalCo Nonqualified Plans” shall mean the plans established by the CoalCo Group pursuant to Section 6.01(a) that correspond to the Parent Divided Nonqualified Plans.

“CoalCo PSU Award” shall mean a performance share unit award granted pursuant to the CoalCo Equity Plan in accordance with Section 4.02(e).

“CoalCo Ratio” shall mean the quotient obtained by dividing the Parent Stock Value by the CoalCo Stock Value.

“CoalCo RSU Award” shall mean a restricted stock unit award granted pursuant to the CoalCo Equity Plan in accordance with Section 4.02(c).

“CoalCo Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“CoalCo Stock Value” shall mean the simple average of the volume weighted average per share price of CoalCo Shares, trading on the New York Stock Exchange during Regular Trading Hours on the first three Trading Days following the Distribution Date.

“CoalCo Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained or contributed to by any member of the CoalCo Group for the benefit of CoalCo Group Employees and Former CoalCo Group Employees, including each such Welfare Plan that corresponds to a Parent Welfare Plan.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 601 et seq. of ERISA and in Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.

“Dispute” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any GasCo Group Employee or CoalCo Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” shall have the meaning set forth in Section 3.01(e).

“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Former CoalCo Group Employee” shall mean (i) any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Distribution Date, in each case, whose most recent employment with Parent was with a member of the CoalCo Group or the Coal Business, and (ii) any individual who is a former employee of Parent or its Subsidiaries or former Subsidiaries whose most recent employment was at a work location that has been sold or otherwise closed prior to the Distribution Date and who is identified as a Former CoalCo Group Employee on the master list prepared by Parent prior to the Distribution Date. Notwithstanding the foregoing or anything else herein to the contrary, any individual who has received a written communication from the Parent Group prior to the Distribution Date indicating that such individual will be classified as a former employee of the CoalCo Group for purposes of compensation and benefits will be treated as a Former CoalCo Group Employee for purposes of this Agreement.

“Former Employees” shall mean Former GasCo Group Employees and Former CoalCo Group Employees.

“Former Nonemployee Director” shall mean each former member of the Parent Board whose service on the Parent Board ended prior to the Effective Time, other than the Transferred Directors.

“Former Parent Group Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Distribution Date and who is not a Former CoalCo Group Employee, including any individual whose most recent employment was at a location that was sold or otherwise closed prior to the Distribution Date and who is identified as a Former Parent Group Employee on the master list prepared by Parent prior to the Distribution Date. Notwithstanding the foregoing or anything else herein to the contrary, any individual who has received a written communication from the Parent Group prior to the Distribution Date indicating that such individual will be classified as a former employee of the Parent Group for purposes of compensation and benefits will be treated as a Former Parent Group Employee for purposes of this Agreement.

“FUTA” shall have the meaning set forth in Section 3.01(e).

“GasCo” shall have the meaning set forth in Section 2.01(b).

“GasCo Awards” shall mean GasCo Options, GasCo RSU Awards, GasCo PSU Awards, and GasCo DSU Awards, collectively.

“GasCo DSU Award” shall mean a Parent DSU Award adjusted as of the Effective Time in accordance with Section 4.02(f).

“GasCo Group Employees” shall have the meaning set forth in Section 3.01(a).

“GasCo Option” shall mean a Parent Option adjusted as of the Effective Time in accordance with Section 4.02(a).

“GasCo Nonemployee Director” shall mean each member of the Parent Board as of immediately after the Effective Time who is not a GasCo Group Employee.

“GasCo PSU Award” shall mean a Parent PSU Award adjusted as of the Effective Time in accordance with Section 4.02(d).

“GasCo Ratio” shall mean the quotient obtained by dividing the Parent Stock Value by the GasCo Stock Value.

“GasCo RSU Award” shall mean a Parent RSU Award adjusted as of the Effective Time in accordance with Section 4.02(b).

“GasCo Shares” shall mean the shares of common stock, par value $0.01 per share, of CONSOL Energy Inc. (to be renamed CNX Resources Corporation) following the Distribution.

“GasCo Stock Value” shall mean the simple average of the volume weighted average per share price of GasCo Shares, trading on the New York Stock Exchange during Regular Trading Hours on the first three Trading Days following the Distribution Date.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, or (iii) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Parent Group and a CoalCo Group Employee or GasCo Group Employee, as in effect immediately prior to the Distribution Date.

“IRS” shall mean the Internal Revenue Service.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“NYSE” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Awards” shall mean Parent Options, Parent RSU Awards, Parent PSU Awards and Parent DSU Awards, collectively.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Distribution Date, excluding any CoalCo Benefit Plan.

“Parent Board” shall have the meaning set forth in the recitals to this Agreement.

“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Compensation Committee” shall mean the Compensation Committee of the Parent Board.

“Parent Divided Nonqualified Plans” shall mean the Retirement Restoration Plan of CONSOL Energy Inc., the CONSOL Energy Inc. Supplemental Retirement Plan, and the CONSOL Energy Inc. Defined Contribution Restoration Plan.

“Parent DSU” shall mean a deferred stock unit award granted pursuant to the Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Equity Plan” shall mean the CONSOL Energy Inc. Equity Incentive Plan, as amended and restated.

“Parent Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent HSA” shall have the meaning set forth in Section 7.01(c).

“Parent Investment Plan” shall mean the CONSOL Energy Inc. Investment Plan for Salaried Employees, as amended.

“Parent Liability” shall mean any Parent Liability, as such term is defined in the Separation and Distribution Agreement, or any of the Liabilities described in Section 2.01(b).

“Parent Option” shall mean an option to purchase Parent Shares granted pursuant to the Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Pension Plan” shall mean the CONSOL Energy Inc. Employee Retirement Plan, as amended.

“Parent Pension Trust” shall mean the CONSOL Energy Inc. Employee Retirement Plan Trust, as amended.

“Parent PSU Award” shall mean a performance share unit award granted pursuant to the Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent RSU Award” shall mean a restricted stock unit award granted pursuant to the Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Share Fund” shall have the meaning set forth in Section 5.02(b).

“Parent Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent STIC” shall have the meaning set forth in Section 4.03(a).

“Parent Stock Value” shall mean the simple average of the volume weighted average per share price of Parent Shares, trading on the New York Stock Exchange on a “regular way” basis during Regular Trading Hours for the three Trading Days ending on the last Trading Day prior to the Distribution Date.

“Parent Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of Employees or Former Employees, including the CONSOL Energy Inc. Health and Welfare Plan, but excluding each Welfare Plan identified in Section 7.08 and any CoalCo Welfare Plan.

“Party” shall mean a party to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Providing Party” shall have the meaning set forth in Section 2.03(b).

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending at 4:00 P.M. New York City Time.

“Requesting Party” shall have the meaning set forth in Section 2.03(b).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals to this Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Severance Benefits” shall have the meaning set forth in Section 4.04.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Third Party” shall have the meaning set forth in the Separation and Distribution Agreement.

“Trading Day” shall mean any day on which the New York Stock Exchange is open for the buying and selling of securities.

“Transferred Account Balances” shall have the meaning set forth in Section 7.01(d).

“Transferred Director” shall mean a Parent Nonemployee Director who becomes a CoalCo Nonemployee Director immediately prior to the Effective Time.

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or cashable credits.

Section 1.02 Interpretation. Section 10.16 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01 General Principles.

(a) Acceptance and Assumption of Coal Liabilities. Except as otherwise noted herein, effective as of the Distribution Date, CoalCo and the applicable members of the CoalCo Group shall accept, assume or retain, as applicable, and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Coal Liability for purposes of this Agreement):

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any CoalCo Group Employees and Former CoalCo Group Employees as of and after the Distribution Date, including as it relates to any payment obligations pursuant to any Individual Agreements that are in place as of the Effective Time with respect to any CoalCo Employee or Former CoalCo Employee, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation, benefits or payments are or may have been awarded or earned;

(ii) except as expressly provided in the Separation and Distribution Agreement, any and all Liabilities whatsoever with respect to claims made by or with respect to any CoalCo Group Employees or Former CoalCo Group Employees in connection with or otherwise in relation to (A) any Individual Agreements that are in place as of the Effective Time with respect to any CoalCo Employee or Former CoalCo Employee, or (B) Benefit Plan not retained or assumed by any member of the Parent Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, including any such Liabilities relating to actions or omissions of or by any member of the CoalCo Group or any officer, director, employee or agent thereof prior to, on or after the Distribution Date; and

(iii) any and all Liabilities expressly assumed or retained by any member of the CoalCo Group pursuant to this Agreement.

(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise noted herein, effective as of the Distribution Date, Parent, which shall be renamed CNX Resources Corporation following the Effective Time (“GasCo”), and certain members of the Parent Group designated by Parent shall assume or retain, as applicable, and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability for purposes of this Agreement):

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any GasCo Group Employees and Former Parent Group Employees as of and after the Distribution Date, including as it relates to any payment obligations pursuant to any Individual Agreements that are in place as of the Effective Date with respect to any GasCo Group Employee or Former Parent Group

Employee, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any GasCo Group Employees or Former Parent Group Employees in connection with or otherwise in relation to any (A) any Individual Agreements that are in place as of the Effective Time with respect to any GasCo Group Employee or Former Parent Group Employee, or (B) Benefit Plan not retained or assumed by any member of the CoalCo Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, including any such Liabilities relating to actions or omissions of or by any member of the Parent Group or any officer, director, employee or agent thereof prior to, on or after the Distribution Date; and

(iii) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02 Transition Services.

The Parties acknowledge that the Parent Group and/or the CoalCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to cooperate in good faith to negotiate a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

Section 2.03 Service Credit.

(a) Service for Eligibility, Vesting and Benefit Purposes. The CoalCo Benefit Plans shall, and CoalCo shall cause each member of the CoalCo Group to, recognize each CoalCo Group Employee’s and each Former CoalCo Group Employee’s full service with Parent or any of its Subsidiaries or predecessor entities at or before the Distribution Date, to the same extent that such service was credited by Parent or its Subsidiary for similar purposes prior to the Distribution Date as if such full service had been performed for a member of the CoalCo Group, for purposes of eligibility, vesting and determination of level of benefits under any such CoalCo Benefit Plan. The Parent Benefit Plans shall, and GasCo shall cause each member of the Parent Group to, recognize each GasCo Group Employee’s and each Former Parent Group Employee’s full service with CoalCo or any of its Subsidiaries or predecessor entities at or before the Distribution Date, to the same extent that such service was credited by CoalCo or its Subsidiary for similar purposes prior to the Distribution Date as if such full service had been performed for a member of the Parent Group, for purposes of eligibility, vesting and determination of level of benefits under any such Parent Benefit Plan.

(b) Evidence of Prior Service. Notwithstanding anything to the contrary in this Agreement, but subject to Section 3.02 and applicable Law, upon reasonable request by either Party (the “Requesting Party”), the other Party (the “Providing Party”) will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation and membership of former Employees of the Providing Party who are then Employees of the Requesting Party, and will cooperate with the Requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any such Employee.

Section 2.04 Benefit Plans.

(a) Establishment of Plans. As of or prior to the Distribution Date, CoalCo shall, or shall cause an applicable member of the CoalCo Group to, adopt Benefit Plans (and related trusts, if applicable), with terms comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding Parent Benefit Plans; provided, however, that CoalCo may limit participation in any such CoalCo Benefit Plan to CoalCo Group Employees and Former CoalCo Group Employees who participated in the corresponding Parent Benefit Plan immediately prior to the Distribution Date.

(b) Information and Operation. GasCo shall provide CoalCo with information describing each Parent Benefit Plan election made by a CoalCo Group Employee or a Former CoalCo Group Employee that may have application to CoalCo Benefit Plans from and after the Distribution Date, and CoalCo shall use its commercially reasonable efforts to administer the CoalCo Benefit Plans using those elections. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(c) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any CoalCo Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Parent Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Parent Group. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program or arrangement sponsored or maintained by a member of the Parent Group or member of the CoalCo Group on the part of any Employee or Former Employee.

(d) No Expansion of Participation. Unless otherwise expressly provided in this Agreement, determined or agreed to by GasCo and CoalCo, required by applicable Law, or explicitly set forth in a CoalCo Benefit Plan, a CoalCo Group Employee or a Former CoalCo Group Employee shall be entitled to participate in the CoalCo Benefit Plans on or after the Distribution Date only to the extent that such CoalCo Group Employee or a Former CoalCo Group Employee was entitled to participate in the corresponding Parent Benefit Plan as in effect immediately prior to the Distribution Date (to the extent that such CoalCo Group Employee or a Former CoalCo Group Employee does not participate in the respective CoalCo Benefit Plan immediately prior to the Distribution Date), it being understood that this Agreement does not expand (i) the number of CoalCo Group Employees or Former CoalCo Group Employees entitled to participate in any CoalCo Benefit Plan, or (ii) the participation rights of CoalCo Group Employees or Former CoalCo Group Employees in any CoalCo Benefit Plans beyond the rights of such CoalCo Group Employees or Former CoalCo Group Employees under the corresponding Parent Benefit Plans, in each case, after the Distribution Date.

(e) Beneficiaries. As it relates to Benefit Plans, references herein to GasCo Group Employees, Former Parent Group Employees, CoalCo Group Employees, Former CoalCo Group Employees, and nonemployee directors of either Parent, GasCo or CoalCo (including Transferred Directors), shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.05 Individual Agreements.

(a) Assignment by Parent. To the extent necessary, Parent shall assign, or cause an applicable member of the Parent Group to assign, to CoalCo or another member of the CoalCo Group, as designated by CoalCo, all Individual Agreements pertaining to CoalCo Group Employees in effect immediately prior to the Effective Date, with such assignment to be effective as of the Distribution Date; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Distribution Date, each member of the CoalCo Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the CoalCo Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the CoalCo Group; provided, further, that in no event shall (i) GasCo be permitted to enforce any Individual Agreement after the Distribution Date (including any agreement containing noncompetition or nonsolicitation covenants) against a CoalCo Group Employee or a Former CoalCo Group Employee for action taken after the Distribution Date in such individual’s capacity as a CoalCo Group Employee or a Former CoalCo Group Employee and (ii) CoalCo be permitted to enforce any Individual Agreement after the Distribution Date (including any agreement containing noncompetition or nonsolicitation covenants) against a GasCo Group Employee or a Former Parent Group Employee for action taken after the Distribution Date in such individual’s capacity as a GasCo Group Employee or a Former Parent Group Employee.

(b) Assumption by CoalCo. Effective as of the Distribution Date, CoalCo will assume, honor and undertake responsibility for all payment obligations with respect to, or will cause a member of the CoalCo Group to assume, honor and undertake responsibility for all payment obligations with respect to, any Individual Agreement to which any CoalCo Group Employee or Former CoalCo Group Employee is a Party with any member of the Parent Group, including any Individual Agreement which has not otherwise been terminated by the parties prior to the Distribution Date.

Section 2.06 Collective Bargaining. Effective as of the Distribution Date, to the extent necessary, CoalCo shall cause the appropriate member of the CoalCo Group to (a) assume or retain all collective bargaining agreements (including any national, sector or local collective bargaining agreement) that cover CoalCo Group Employees or Former CoalCo Group Employees, including any such agreements negotiated in connection with the Separation or which are otherwise in the process of being negotiated and the Liabilities arising under any such collective bargaining agreements, and (b) join any industrial, employer or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply. In the event of any conflict between a provision of this Agreement and the requirements of a collective bargaining agreement applicable to either Party, the requirements of the collective bargaining agreement shall control and the Parties shall cooperate in good faith to modify the applicable provision of this Agreement to the minimum extent necessary to permit compliance with the applicable collective bargaining agreement requirements while preserving to the maximum extent possible the originally intended result of such modified provision.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01 Active Employees.

(a) Assignment and Transfer of Employees. Effective not later than immediately prior to the Distribution Date and except as otherwise required by applicable Law or agreed to by the Parties in writing, (i) each applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the CoalCo Group as of the Distribution Date (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury or approved leave of absence (or leave of absence otherwise taken in accordance with applicable Law) (collectively, the “CoalCo Group Employees”) is, as of the Distribution Date, employed by a member of the CoalCo Group and (ii) each applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of the Distribution Date (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury or approved leave of absence (or leave of absence otherwise taken in accordance with applicable Law) and any other individual employed by the Parent

Group as of the Distribution Date who is not a CoalCo Group Employee (collectively, the “GasCo Group Employees”) is, as of the Distribution Date, employed by a member of the Parent Group. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the CoalCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law), or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c) Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment that entitles any CoalCo Group Employee or GasCo Group Employee to severance payments or benefits.

(d) Not a Change of Control/Change in Control. The Parties acknowledge and agree that, except as otherwise specifically contemplated by and expressed in an Individual Agreement set forth on Schedule 3.01(d), neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the CoalCo Group.

(e) Payroll and Related Taxes. With respect to any CoalCo Group Employee or group of CoalCo Group Employees, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat CoalCo (or the applicable member of the CoalCo Group) as a “successor employer” and Parent (or the applicable member of the Parent Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Distribution Date, with respect to each such CoalCo Group Employee for the tax year during which the Distribution Date occurs, and (iii) use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that to the extent that CoalCo (or the applicable member of the CoalCo Group) cannot be treated as a “successor employer” to Parent (or the applicable member of the Parent Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any CoalCo Group Employee or group of CoalCo Group Employees, (x) with respect to the portion of the tax year commencing on January 1, 2017 and ending on the Distribution Date GasCo will (A) be responsible for all payroll obligations, tax withholding and reporting obligations for such CoalCo Group Employees, and (B) furnish a Form W-2 or similar earnings statement to all such CoalCo Group Employees for such period, and (y) with respect to the remaining portion of such tax year, CoalCo will (A) be responsible for all payroll obligations, tax withholding and reporting obligations regarding such CoalCo Group Employees, and (B) furnish a Form W-2 or similar earnings statement to all such CoalCo Group Employees.

Section 3.02 Nonsolicitation. Each Party agrees that, for a period of five (5) years from the Distribution Date, such Party shall not solicit for employment or otherwise hire any individual who is a GasCo Group Employee, in the case of a CoalCo, or a CoalCo Group Employee, in the case of GasCo; provided, however, that without limiting the generality of the foregoing prohibition on solicitation of Employees of the other Party, this Section 3.02 shall not prohibit (a) generalized solicitations that are not directed to specific Persons or Employees of the other Party, (b) the solicitation of a Person whose employment was involuntarily terminated by the other Party, or (c) the solicitation of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under the foregoing clause (a), in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the Party that employs the Person who is to be solicited.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01 Generally. Parent Awards that are outstanding as of immediately prior to the Effective Time shall be adjusted or converted as described below; provided, however, that effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate, consistent with the terms of the Parent Equity Plan. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the CoalCo Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02 Equity Incentive Awards.

(a) Outstanding Parent Options Each Parent Option that is outstanding and unexercised as of immediately prior to the Effective Time shall become a GasCo Option (as defined below) and be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent Option immediately prior to the Effective Time; provided, however, that certain restrictions may be imposed on such GasCo Option after the Effective Time if necessary and appropriate to comply with applicable Law or existing policies or determinations of Parent, including with respect to any blackout period applicable to the exercise of such Parent Option that may be instituted immediately prior to, and for a designated period following, the Effective Time; and further provided, however, that from and after the Effective Time:

(i) the number of GasCo Shares subject to such GasCo Option (as defined below), rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (A) the number of Parent Shares subject to such Parent Option immediately prior to the Effective Time by (B) the GasCo Ratio; and

(ii) the per share exercise price of such GasCo Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Parent Option immediately prior to the Effective Time by (B) the GasCo Ratio (each such option, a “GasCo Option”);

provided, however, that with respect to any GasCo Option held by a CoalCo Employee or Transferred Director, continued employment by, or service with, the CoalCo Group shall be treated as continued employment by, or service with, the Parent Group for purposes of vesting and exercisability.

(b) Outstanding Parent RSU Awards Held by GasCo Group Employees, GasCo Nonemployee Directors, Former Nonemployee Directors and Former Employees.

(i) Except as may be otherwise provided in Section 4.02(a)(ii), each Parent RSU Award held by a GasCo Group Employee, GasCo Nonemployee Director, Former Nonemployee Director or a Former Employee that is outstanding as of immediately prior to the Effective Time shall become a GasCo RSU (as defined below) and be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that certain restrictions may be imposed on the GasCo RSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, the number of GasCo Shares to which such GasCo RSU Award relates shall be equal to the product obtained by multiplying (i) the number of Parent Shares to which such Parent RSU Award related immediately prior to the

Effective Time by (ii) the GasCo Ratio (with any resulting fractional share rounded up to the nearest whole number of shares) (each such restricted stock unit, a “GasCo RSU Award”).

(ii) Any outstanding Parent RSU Awards held by GasCo Group Employees and Former Employees that contain early vesting provisions upon Parent’s common stock equaling or exceeding $55 over a designated period shall be equitably adjusted such that such stock price shall be equal to the quotient obtained by dividing (A) $55 by (B) the GasCo Ratio.

(c) Outstanding Parent RSU Awards Held by CoalCo Group Employees and Transferred Directors.

(i) Except as may be otherwise provided in Section 4.02(c)(ii), each Parent RSU Award held by a CoalCo Group Employee or Transferred Director that is outstanding as of immediately prior to the Effective Time shall be converted into a CoalCo RSU Award, and, except as provided in Section 4.02(k), shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares (except that references to Parent in the applicable plan and award agreement shall be deemed to refer to CoalCo, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the CoalCo RSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, the number of CoalCo Shares to which such CoalCo RSU Award relates shall be equal to the product obtained by multiplying (A) the number of Parent Shares to which the corresponding Parent RSU Award related immediately prior to the Effective Time by (B) the CoalCo Ratio (with any resulting fractional share rounded up to the nearest whole share).

(ii) With respect to outstanding Parent RSU Awards granted in 2015 and held by CoalCo Group Employees classified as Grade 14 or lower immediately prior to the Record Date, each such Parent RSU Award granted in 2015 shall vest three days prior to the Record Date, such that the holder of the Parent RSU Award shall be a holder of Parent Shares (with respect to those shares underlying the relevant Parent RSU Award) as of the Record Date, with payment in settlement of such Parent RSU Award granted in 2015 to be made on or as soon as practicable following the Effective Time; provided that no such payment acceleration shall be made for any such CoalCo Group Employee classified as Grade 14 or lower who made a prior deferral election with respect to the delivery of vested shares.

(iii) Any outstanding Parent RSU Awards Held by CoalCo Group Employees that contain early vesting provisions upon Parent’s common stock equaling or exceeding $55 over a designated period shall be equitably adjusted such that the applicable stock price will be based on CoalCo’s rather than Parent’s stock price and that such stock price shall be equal to the quotient obtained by dividing (A) $55 by (B) the CoalCo Ratio.

(d) Outstanding Parent PSU Awards Held by GasCo Group Employees and Former Employees. Each Parent PSU Award held by a Parent Group Employee or a Former Employee that is outstanding as of immediately prior to the Effective Time, shall become a GasCo PSU Award (as defined below) and be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent PSU Award immediately prior to the Effective Time; provided, however, that certain restrictions may be imposed on the GasCo PSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time:

(i) the number of GasCo Shares to which such GasCo PSU Award relates shall be equal to the product obtained by multiplying (A) the number of Parent Shares to which such Parent PSU Award

(at target) related immediately prior to the Effective Time by (B) the GasCo Ratio (with any resulting fractional share rounded up to the nearest whole number of shares); and

(ii) the performance conditions applicable to each such GasCo PSU Award shall be (A) for any performance period ending in 2017 (including any separate annual performance period ending on December 31, 2017 under a GasCo PSU Award with separate annual performance periods) with respect to any such GasCo PSU Award, the conditions previously established by the Parent Compensation Committee with such adjustments as approved by the Parent Compensation Committee and (B) for any performance period ending after 2017, as adjusted to the conditions previously established by the Parent Compensation Committee following the Effective Time (each such performance share unit, a “GasCo PSU Award”).

(e) Outstanding Parent PSU Awards Held by CoalCo Group Employees. Each Parent PSU Award held by a CoalCo Group Employee that is outstanding as of immediately prior to the Effective Time shall be converted into a CoalCo PSU Award and, except as provided in Section 4.02(k), shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent PSU Award immediately prior to the Effective Time (except that references to Parent in the applicable plan and award agreement shall be deemed to refer to CoalCo, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the CoalCo PSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time:

(i) the number of CoalCo Shares to which such CoalCo PSU Award relates shall be equal to the product obtained by multiplying (A) the number of Parent Shares to which the corresponding Parent PSU Award (at target) related immediately prior to the Effective Time by (B) the CoalCo Ratio (with any resulting fractional share rounded up to the nearest whole number of shares); and

(ii) the performance conditions applicable to each such CoalCo PSU Award shall be (A) for the performance period ending in 2017 (including any separate annual performance period ending on December 31, 2017 under a CoalCo PSU Award with separate annual performance periods), those conditions previously established by the Parent Compensation Committee (and approved by the CoalCo Compensation Committee) with such adjustments as approved by such committees and (B) for any performance period ending after 2017, as adjusted by the CoalCo Compensation Committee following the Effective Time to those conditions previously established by the Parent Compensation Committee (and approved by the CoalCo Compensation Committee).

(f) Outstanding Deferred Stock Unit Awards Held by GasCo Nonemployee Directors and Former Nonemployee Directors. Each Parent DSU Award held by a GasCo Nonemployee Director or a Former Nonemployee Director that is outstanding as of immediately prior to the Effective Time shall become a GasCo DSU Award (as defined below) and be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Parent DSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that certain restrictions may be imposed on the GasCo DSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, the number of Parent Shares to which such GasCo DSU Award relates shall be equal to the product obtained by multiplying (i) the number of Parent Shares to which such Parent DSU Award related immediately prior to the Effective Time by (ii) the GasCo Ratio (with any resulting fractional share rounded up to the nearest whole number of shares) (each such deferred stock unit, a “GasCo DSU Award”).

(g) Outstanding Deferred Stock Unit Awards Held by Transferred Directors. Each Parent DSU Award held by a Transferred Director that is outstanding as of immediately prior to the Effective Time shall be converted into a CoalCo DSU Award (as defined below), and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent

DSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares (except that references to Parent in the applicable plan and award agreement shall be deemed to refer to CoalCo, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the CoalCo DSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, the number of CoalCo Shares to which such CoalCo DSU Award relates shall be equal to the product obtained by multiplying (i) the number of Parent Shares to which the corresponding Parent DSU Award related immediately prior to the Effective Time by (ii) the CoalCo Ratio (with any resulting fractional share rounded up to the nearest whole number of shares) (each such deferred stock unit, a “CoalCo DSU Award”).

(h) Miscellaneous Award Terms. None of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment or separation from service for any Employee or nonemployee directors of either Parent (including GasCo) or CoalCo, or their respective Groups (including Transferred Directors) for purposes of any GasCo Award or any CoalCo Award. After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent Equity Plan applicable to such award (A) with respect to GasCo Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Equity Plan, and (B) with respect to CoalCo Awards, shall be deemed to refer to a “Change in Control” as defined in the CoalCo Equity Plan.

(i) Tax Reporting and Withholding. Unless prohibited by applicable Law or as otherwise expressly contemplated herein, following the Effective Time, (i) GasCo shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, and entitled to all tax deductions, associated with GasCo Awards, including all GasCo Option Awards, regardless of whether the same are held by GasCo Group Employees or CoalCo Group Employees, and (ii) CoalCo shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, and entitled to all tax deductions associated with, CoalCo Awards, other than GasCo Option Awards. Notwithstanding anything to the contrary herein, as it relates to unvested GasCo Options held by CoalCo Employees, the parties hereby acknowledge and agree that CoalCo shall provide reimbursement to GasCo, upon such terms and utilizing such concepts as are set forth in the Separation and Distribution Agreement, with respect to costs and expenses (including any finance expense) incurred by GasCo following the Effective Time in connection with such GasCo Options held by CoalCo Employees. GasCo shall provide periodic invoices to CoalCo that reflect all such costs and expenses that are to be reimbursed and GasCo and CoalCo further agree to enter into any necessary agreements regarding the subject matter of this Section 4.02(i) to enable GasCo and CoalCo to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable Laws regarding the reporting, withholding or remitting of income and/or taxes.

(j) Registration and Other Regulatory Requirements. CoalCo agrees to file Forms S-1, S-3 and/or S-8 registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the CoalCo Shares authorized for issuance under the CoalCo Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any CoalCo Shares pursuant to the CoalCo Equity Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(j). Parent agrees to facilitate the adoption and approval of the CoalCo Equity Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

(k) Vesting of Equity Rights Pursuant to an Individual Agreements. Notwithstanding the foregoing, if and to the extent that any CoalCo Group Employee is a party to an Individual Agreement with Parent (and/or other parties) that provides for any conflicting vesting terms than those set forth in this Section 4.02 upon a “change in control” (as defined in such agreement) that is triggered by the Separation or upon a certain date, then the vesting and other terms approved by the Parent Compensation Committee or provided for under such agreement shall control.

Section 4.03 Nonequity Incentive Plans.

(a) Annual STIC. Immediately prior to the Effective Time, CoalCo Group Employees shall cease participating in each Parent annual bonus plan or policy, including without limitation the Amended and Restated CONSOL Energy Inc. Executive Annual Incentive Plan (the “Parent STIC”) and, as of the Effective Time, CoalCo Group Employees who were eligible to participate in the Parent STIC shall thereafter be eligible to participate (to the extent they are not already participating therein) in any CoalCo annual bonus plans or policies existing as of, or implemented by CoalCo following, the Effective Time (the “CoalCo Annual Bonus Plans”). All GasCo Group Employees shall continue participation in each Parent annual bonus plan or policy to which they were entitled to participate prior to the Effective Time, including without limitation the Parent STIC.

(b) Payment under Annual Nonequity Incentive Plans. Payment to CoalCo Group Employees with respect to participation in the 2017 Parent STIC shall be measured based on relevant performance metrics of Parent with respect to the first nine months of the year, and CoalCo (and all members of the CoalCo Group) with respect to the last three months of 2017 (such proration to be eight months and four months in the case of David Khani and Katharine Fredriksen, respectively). The obligation and responsibility for funding, paying and discharging all obligations under the Parent STIC, any CoalCo Annual Bonus Plans or other nonequity incentive plans that may be in place in respect of the calendar year in which the Effective Time occurs shall be undertaken and borne by the respective employer (GasCo or CoalCo) that employs the Employee following the Effective Time (whether GasCo Group Employee or CoalCo Group Employee) that is entitled to receipt of such payment amount, regardless of which entity was the sponsor or creator of said nonequity incentive plan, or whose metrics were utilized in determining the relative performance level and payment entitlement.

(c) Incentive Plans. As of the Effective Time, (i) the Parent Group shall retain (or assume to the extent necessary) sponsorship of any commission bonus and sales incentive plans covering GasCo Group Employees, and, from and after the Effective Time, all Liabilities thereunder shall be Liabilities of the Parent Group, and (ii) the CoalCo Group shall retain (or assume to the extent necessary) sponsorship of any commission bonus and sales incentive plans covering CoalCo Group Employees, and, from and after the Effective Time, all Liabilities thereunder shall be Liabilities of the CoalCo Group.

Section 4.04 Severance Benefits. CoalCo shall be solely responsible for all Liabilities in respect of all of the costs of providing benefits under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include, if applicable, any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes) (collectively, “Severance Benefits”) relating to the termination or alleged termination of employment of any Former CoalCo Group Employee and of any CoalCo Group Employee that occurs on or after the Distribution Date. Parent (or GasCo, as applicable) shall be solely responsible for all Liabilities in respect of all the costs of providing the Severance Benefits relating to the termination or alleged termination of employment of any (i) CoalCo Group Employee or Former CoalCo Group Employee that occurred prior to the Distribution Date and (ii) Former Parent Group Employee and of any GasCo Group Employee that occurs prior to, on or after the Distribution Date.

Section 4.05 Director Compensation.

(a) Parent Director Deferred Fee Plan. Parent (and GasCo, as applicable) shall continue to be responsible for Liabilities in respect of the GasCo Nonemployee Directors, Former Nonemployee Directors and each applicable Transferred Director under the Parent Director Deferred Fee Plan. For avoidance of any doubt, the Parent Director Deferred Fee Plan shall continue to implement any outstanding irrevocable deferral election of a Transferred Director in effect immediately prior to the Effective Time until the end of applicable board year covered by such election, and CoalCo shall be responsible for the remittance of any deferred amounts pursuant to such election to the trust agreement established in connection with the Parent Director Deferred Fee Plan.

(b) Director Compensation. Parent (or GasCo, as applicable) shall be responsible for the payment of any fees for service on the Parent Board or GasCo Board, as applicable, that are earned at, before, or after the Effective Time, and CoalCo shall not have any responsibility for any such payments. With respect to any CoalCo Nonemployee Director, including any Transferred Director, CoalCo shall be responsible for the payment of any fees for service on the CoalCo Board that are earned at any time after the Effective Time and GasCo shall not have any responsibility for any such payments. Notwithstanding the foregoing, CoalCo shall commence paying quarterly cash retainers to CoalCo Nonemployee Directors in respect of all payments due and owing as of November 1, 2017; provided that, in no event shall any compensation be paid that would be in excess of that to which said Nonemployee Director would otherwise be entitled.

(c) Tax Reporting and Withholding. Unless prohibited by applicable Law, following the Effective Time, (i) GasCo shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, associated with compensation and benefits for GasCo Nonemployee Directors and Former Nonemployee Directors (other than Transferred Directors), and (ii) CoalCo shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, associated with compensation and benefits for the CoalCo Nonemployee Directors (including the Transferred Directors). Parent (and GasCo, as applicable) and CoalCo agree to enter into any necessary agreements regarding the subject matter of this Section 4.05(a) to enable Parent (and GasCo, as applicable) and CoalCo to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable Laws regarding the reporting, withholding or remitting of income and/or taxes.

ARTICLE V

QUALIFIED RETIREMENT PLANS

Section 5.01 Parent Pension Plan.

(a) Transfer of Parent Pension Plan. As of the Distribution Date, Parent shall transfer, and CoalCo shall accept sponsorship of, the Parent Pension Plan. Upon completion of such transfer, GasCo shall be relieved of the Liabilities for the Parent Pension Plan. Said transfer shall be evidenced by resolutions of the Parent Board and the CoalCo Board. Parent (or GasCo, as applicable) and/or Coal Co shall file any notice required under Section 4043 of ERISA, unless waived.

(b) Amendment to Trust; Retitling of Assets. On, or as soon as practicable after, the Distribution Date and after receipt by GasCo of a copy of certified resolutions of the CoalCo Board (or its authorized committee or other delegate) evidencing adoption of the Parent Pension Plan and the Parent Pension Plan Trust, GasCo and CoalCo shall amend the Parent Pension Trust to transfer sponsorship of the Parent Pension Plan. GasCo and CoalCo will provide the trustee of the Parent Pension Plan Trust with appropriate documentation necessary to retitle the trust assets.

(c) Parent Pension Plan Provisions. The Parent Pension Plan shall be amended, effective as of or prior to the Effective Date, to provide for the change in sponsorship. The Plan Administrator shall distribute a Summary of Material Modifications in accordance with law.

(d) Plan Fiduciaries. For all periods after the Distribution Date, the Parties agree that the applicable fiduciaries of the Parent Pension Plan shall have the authority with respect to the Parent Pension Plan to determine the plan investments and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents. CoalCo will appoint members to the Retirement Board under the Parent Pension Plan as of the Distribution Date.

Section 5.02 CoalCo Investment Plan.

(a) Establishment of Plans. CoalCo has established the CoalCo Investment Plan effective September 1, 2017, which initially has substantially the same terms as those of the corresponding Parent Investment

Plan as in effect immediately prior to the Distribution Date. CoalCo ceased participation in the Parent Investment Plan as of September 1, 2017.

(b) Transfer of Account Balances. No balances will be transferred directly from the Parent Investment Plan to the CoalCo Investment Plan through a trustee transfer or otherwise. Distributions will be made to participants from the Parent Investment Plan in accordance with the terms of the Parent Investment Plan and to the extent such participant has met the eligibility requirements for distribution under and in accordance with the terms of the Parent Investment Plan.

(c) CoalCo Share Fund in Parent Investment Plan. CoalCo Shares distributed in connection with the Distribution in respect of Parent Shares held in Parent Investment Plan accounts of GasCo Group Employees or Former Parent Group Employees who participate in the Parent Investment Plan shall be deposited in a CoalCo Share Fund under the Parent Investment Plan. Such participants in the Parent Investment Plan will be prohibited from increasing their holdings in such CoalCo Share Fund under the Parent Investment Plan After the Effective Time, all outstanding investments in the CoalCo Share Fund under the Parent Investment Plan may be liquidated and reinvested in other investment funds offered under the Parent Investment Plan, on such dates and in accordance with such procedures as are determined by the administrator and the named fiduciary of the Parent Investment Plan.

(d) Determination Letter Request. CoalCo shall submit an application to the IRS as soon as practicable after the Plan’s effective date (but no later than the last day of the applicable remedial amendment period as defined in applicable Code provisions) requesting a determination letter regarding the qualified status of the CoalCo Savings Plans under Sections 401(a) and 401(k) of the Code and the tax-exempt status of their related trust under Section 501(a) of the Code and shall make any amendments reasonably requested by the IRS to receive such a favorable determination letter.

(e) Parent Investment Plan after Distribution Date. From and after the Distribution Date, (i) the Parent Investment Plan shall continue to be responsible for Liabilities in respect of GasCo Group Employees and Former Parent Group Employees under the Plan, and (ii) no CoalCo Group Employees or Former CoalCo Group Employees shall accrue any benefits under the Parent Investment Plan.

(f) Plan Fiduciaries. For all periods after September 1, 2017, the Parties agree that the applicable fiduciaries of each of the Parent Investment Plan and the CoalCo Investment Plan, respectively, shall have the authority with respect to the Parent Investment Plan and the CoalCo Investment Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(g) No Distributions. The transfer of any CoalCo Group Employee’s employment to the CoalCo Group will not entitle any CoalCo Group Employee to a distribution of his or her benefit under the Parent Investment Plan or CoalCo Investment Plan as a result of such transfer of employment.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.01 CoalCo Nonqualified Plans.

(a) Establishment of CoalCo Nonqualified Plans. Effective as of the Distribution Date, CoalCo shall establish the CoalCo Nonqualified Plans. Each of the CoalCo Nonqualified Plans shall initially have substantially the same terms as those of the corresponding Parent Divided Nonqualified Plan as in effect immediately prior to the Distribution Date.

(b) Assumption of Liabilities from Parent. As of the Distribution Date, CoalCo shall, and shall cause each CoalCo Nonqualified Plan to, assume all Liabilities under the corresponding Parent Divided Nonqualified Plan for the account balances and accrued benefits of CoalCo Group Employees and Former CoalCo Group Employees and their respective beneficiaries and/or alternate payees determined as of immediately prior to the Distribution Date, and the Parent Group and the Parent Divided Nonqualified Plans shall be relieved of all such Liabilities.

(c) Parent Divided Nonqualified Plans. GasCo shall retain all Liabilities under the Parent Divided Nonqualified Plans for the benefits for GasCo Group Employees and Former Parent Group Employees and their respective beneficiaries and/or alternate payees. As of and after the Effective Time, CoalCo Group Employees and Former CoalCo Group Employees shall cease to be participants in the Parent Divided Nonqualified Plans.

Section 6.02 Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement will trigger a payment or distribution of compensation under any of the Parent Divided Nonqualified Plans or CoalCo Nonqualified Plans for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the Parent Divided Nonqualified Plans or CoalCo Nonqualified Plans will occur upon such participant’s separation from service from the CoalCo Group or at such other time as provided in the applicable CoalCo Nonqualified Plan or participant’s deferral election (if any).

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01 Welfare Plans.

(a) Establishment of CoalCo Welfare Plans. As of or prior to the Distribution Date, CoalCo shall, or shall cause the applicable member of the CoalCo Group to, establish the CoalCo Welfare Plans, which shall initially have terms substantially similar in the aggregate those of the corresponding Parent Welfare Plans as in effect immediately prior to the Distribution Date. To the extent CoalCo is unable to cause one or more Welfare Plans to be established and for all CoalCo Group Employees (and Former CoalCo Group Employees as applicable) to be enrolled with respect thereto as of the Distribution Date, the parties agree to enter into such arrangements and agreements pursuant to Section 2.02 as may be necessary or desirable to ensure an equitable reimbursement of costs and obligations incurred by GasCo during that period following the Distribution Date for which CoalCo Group Employees and Former CoalCo Group Employees have benefits provided through Parent Welfare Plans

(b) Waiver of Conditions; Benefit Maximums. CoalCo shall use commercially reasonable efforts to cause the CoalCo Welfare Plans to:

(i) with respect to initial enrollment as of the Distribution Date, waive or request a carrier waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any CoalCo Group Employee or a Former CoalCo Group Employee, other than limitations that were in effect with respect to the CoalCo Group Employee or a Former CoalCo Group Employee under the applicable Parent Welfare Plan as of immediately prior to the Distribution Date, and (B) any waiting period limitation or evidence of insurability requirement applicable to a CoalCo Group Employee or Former CoalCo Group Employee other than limitations or requirements that were in effect with respect to such CoalCo Group Employee or Former CoalCo Group Employee under the applicable Parent Welfare Plans as of immediately prior to the Distribution Date; and

(ii) take into account (A) with respect to aggregate annual, lifetime, or similar maximum benefits available under the CoalCo Welfare Plans, a CoalCo Group Employee’s or Former CoalCo

Group Employee’s prior claim experience under the Parent Welfare Plans and any Benefit Plan that provides leave benefits; and (B) any eligible expenses incurred by a CoalCo Group Employee or a Former CoalCo Group Employee and his or her covered dependents during the portion of the plan year of the applicable Parent Welfare Plan ending as of the Distribution Date to be taken into account under such CoalCo Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such CoalCo Group Employee or Former CoalCo Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Parent for similar purposes prior to the Distribution Date as if such amounts had been paid in accordance with such CoalCo Welfare Plan.

(c) Health Savings Accounts. As of the Distribution Date, CoalCo shall, or shall cause a member of the CoalCo Group to, establish a CoalCo Welfare Plan that will provide health savings account benefits to CoalCo Group Employees on and after the Distribution Date (an “CoalCo HSA”). It is the intention of the Parties that all activity under a CoalCo Group Employee’s health savings account under a Parent Welfare Plan (a “Parent HSA”) for the year in which the Distribution Date occurs be treated instead as activity under the corresponding account under the CoalCo HSA, such that (i) any period of participation by a CoalCo Group Employee in a Parent HSA during the year in which the Distribution Date occurs will be deemed a period when such CoalCo Group Employee participated in the corresponding CoalCo HSA; (ii) all expenses incurred during such period will be deemed incurred while such CoalCo Group Employee’s coverage was in effect under the corresponding CoalCo HSA; and (iii) all elections and reimbursements made with respect to such period under the Parent HSA will be deemed to have been made with respect to the corresponding CoalCo HSA.

(d) Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that as of the Distribution Date any health or dependent care flexible spending accounts of CoalCo Group Employees (whether positive or negative) (the “Transferred Account Balances”) under Parent Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after the Distribution Date, from the Parent Welfare Plans to the corresponding CoalCo Welfare Plans. Such CoalCo Welfare Plans shall assume responsibility as of the Distribution Date for all outstanding health or dependent care claims under the corresponding Parent Welfare Plans of each CoalCo Group Employee for the year in which the Distribution Date occurs and shall assume and agree to perform the obligations of the corresponding Parent Welfare Plans from and after the Distribution Date. As soon as practicable after the Distribution Date, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, CoalCo shall pay GasCo the net aggregate amount of the Transferred Account Balances, if such amount is positive, and GasCo shall pay CoalCo the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(e) Allocation of Welfare Assets and Liabilities. Effective as of the Distribution Date, the CoalCo Group shall assume all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of CoalCo Group Employees or Former CoalCo Group Employees or their covered dependents under the Parent Welfare Plans or CoalCo Welfare Plans before, at, or after the Distribution Date. Except as may be expressly set forth on Schedule 7.01 hereto, no Parent Welfare Plan shall provide coverage to any CoalCo Group Employee or Former CoalCo Group Employee after the Distribution Date

Section 7.02 COBRA. The Parent Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans with respect to any GasCo Group Employees and any Former Parent Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Distribution Date. Effective as of the Distribution Date, except as may be specifically set forth on Schedule 7.02 hereto, the CoalCo Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the CoalCo Welfare Plans with respect to any CoalCo Group Employees or Former CoalCo Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Parent Welfare Plans and/or the CoalCo Welfare Plans before, as of, or after the Distribution Date. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03 Vacation, Holidays and Leaves of Absence. Effective as of the Distribution Date, the CoalCo Group shall assume all Liabilities of the Parent Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each CoalCo Group Employee. The Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each GasCo Group Employee.

Section 7.04 Severance and Unemployment Compensation. Without limiting the generality of Section 4.04, effective as of the Distribution Date, the CoalCo Group shall assume any and all Liabilities to, or relating to, CoalCo Group Employees and Former CoalCo Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution Date. The Parent Group shall be responsible for any and all Liabilities to, or relating to, GasCo Group Employees and Former Parent Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution Date.

Section 7.05 Workers’ Compensation; Black Lung. With respect to claims for workers’ compensation, black lung or other similar benefits in the United States, (a) the CoalCo Group shall be responsible for claims in respect of CoalCo Group Employees and Former CoalCo Group Employees, whether occurring before, at or after the Distribution Date, and (b) the Parent Group shall be responsible for all claims in respect of GasCo Group Employees and Former Parent Group Employees, whether occurring before, at or after the Distribution Date. The treatment of workers’ compensation claims by CoalCo with respect to Parent (and GasCo, as applicable) insurance policies shall be governed by Section 5.1 and Section 5.2 of the Separation and Distribution Agreement.

Section 7.06 Insurance Contracts. To the extent that any Parent Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for CoalCo (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and CoalCo for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.06.

Section 7.07 Third-Party Vendors. Except as provided below, to the extent that any Parent Welfare Plan is administered by a third-party vendor, the Parties will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for CoalCo and to maintain any pricing discounts or other preferential terms for both GasCo and CoalCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

Section 7.08 Nondivided Welfare Plans. As of the Distribution Date, (a) the CoalCo Group shall retain (or assume to the extent necessary) sponsorship of the CONSOL Energy Inc. Retiree Health and Welfare Plan (which includes as component parts the Coal Act Benefit Plan for Eligible Pensioners and Dependents of CONSOL Energy Inc. and its subsidiaries and the 2017 Benefit Plan for Retirees Formerly Represented by the United Mine Workers of America) and, from and after the Distribution Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the CoalCo Group, and the Parent Group shall no responsibility for any costs or expenses incurred from and after the Distribution Date that is in any way related to such plans.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, Parent (and GasCo, as applicable) and CoalCo (acting directly or through members of the Parent Group or the CoalCo Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The provision of any information pursuant to Section 8.01 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Separation and Distribution Agreement), or constitute a grant of rights in or to any such information.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Distribution Date, (i) Parent (and GasCo, as applicable) shall transfer to CoalCo any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to CoalCo Group Employees and Former CoalCo Group Employees and other records reasonably required by CoalCo to enable CoalCo properly to carry out its obligations under this Agreement, and (ii) CoalCo shall transfer to Parent (and GasCo, as applicable) any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to GasCo Group Employees and Former Parent Group Employees and other records reasonably required by Parent (and GasCo, as applicable) to enable Parent (and GasCo, as applicable) properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Distribution Date, provided that the Parties shall cooperate, subject to applicable Law, to effectuate such transfer at such later date as may be necessary or appropriate with respect to any Delayed Transfer Employee. Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records after the Separation will be provided to members of the Parent Group and members of the CoalCo Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Parent (and GasCo, as applicable) and CoalCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. After the Effective Time, except in the case of an adversarial Action or Dispute between GasCo and CoalCo, or any members of their respective Groups, each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, and (iii) any submissions, filings, responses or communications that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything to the contrary in this Agreement, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 8.02 Preservation of Rights to Amend. The rights of each member of the Parent Group and each member of the CoalCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.03 Fiduciary Matters. Each of the Parties acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.04 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.05 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 8.06 Governing Law. Section 10.2 (Governing Law) of the Separation and Distribution Agreement is hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

Section 8.07 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, however, that each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; and provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement. Notwithstanding the foregoing, no consent for assignment shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a transaction that would result in a change of control.

Section 8.08 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 8.09 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be delivered in accordance with Section 10.5 of the Separation and Distribution Agreement.

Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of any such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.11 Force Majeure. No Party shall be deemed to be in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 8.12 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 8.14 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15 Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 8.16 Specific Performance. Subject to Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 8.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 8.18 Interpretation. Section 10.16 (Interpretation) of the Separation and Distribution Agreement is hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

Section 8.19 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

Section 8.20 Provisions Incorporated by Reference. The following provisions of the Separation and Distribution Agreement are hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis: (a) Section 6.3 (Compensation for Providing Information), (b) Section 6.5 (Limitations of Liability); and (c) Section 6.9 (Confidentiality).

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives.

CONSOL ENERGY INC.

By:
Name:
Title:

CONSOL MINING CORPORATION

By:
Name:
Title: